Exhibit 99.1

Contact:	Mary A. Chaput
Chief Financial Officer
(615) 614-4929

HEALTHWAYS REPORTS FOURTH-QUARTER EARNINGS
OF $0.22 PER DILUTED SHARE
———————————
ESTABLISHES FINANCIAL GUIDANCE FOR 2010

NASHVILLE, Tenn. (Feb. 16, 2010) – Healthways, Inc. (NASDAQ: HWAY) today announced financial results for the fourth quarter and twelve months ended December 31, 2009.  Total revenues for the quarter were $175.2 million compared with $185.3 million for the three months ended December 31, 2008.  Net income for the fourth quarter of 2009 was $7.5 million, or $0.22 per diluted share, compared with a net loss of $3.1 million, or $0.09 per diluted share, which included charges of $0.47 per diluted share related to the Company’s restructuring initiative and stock option tender offer, for the three months ended December 31, 2008.

For the year ended December 31, 2009, total revenues were $717.4 million versus $746.7 million for the year ended December 31, 2008.  Net income for 2009 was $10.4 million, or $0.30 per diluted share, compared with $39.1 million, or $1.10 per diluted share, for the year ended December 31, 2008.  Adjusted net income per diluted share for 2009 was $1.04, excluding lawsuit settlement costs of $0.73 per diluted share, compared with $1.57 per diluted share, excluding costs related to the restructuring initiative and stock option tender offer of $0.47 per diluted share, for the year ended December 31, 2008. See pages 9 and 10 for a reconciliation of GAAP and non-GAAP results.

COMPARISON OF COMPONENTS OF NET INCOME PER DILUTED SHARE
See pages 9 and 10 for a reconciliation of GAAP and non-GAAP results

	Three Months Ended December 31,
	2009	2009	2008
	Actual	Guidance	Actual
Domestic	$0.22	$0.20 – 0.22	$0.41
International	0.00	(0.01) – 0.01	(0.03)
Adjusted net income per diluted share	0.22	0.19 – 0.23	0.38
Restructuring initiative and stock option tender offer	-	-	(0.47)
Net income per diluted share	$0.22	$0.19 – 0.23	$(0.09)

	Twelve Months Ended December 31,
	2009	2009	2008
	Actual	Guidance	Actual
Domestic	$1.15	$1.13 – 1.15	$1.67
International	(0.11)	(0.12) – (0.10)	(0.10)
Adjusted net income per diluted share	1.04	1.01 – 1.05	1.57
Restructuring initiative and stock option tender offer	-	-	(0.47)
Lawsuit settlement costs	(0.73)	(0.73)	-
Net income per diluted share	$0.30 (1)	$0.28 – 0.32	$1.10

(1) Figures do not add due to rounding.

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Ben R. Leedle, Jr., chief executive officer of Healthways, remarked, “Given the difficult economic environment and other headwinds we faced throughout 2009, we are pleased with our financial results for the fourth quarter and the full year. We produced greater than expected net cash flows from operations of $41 million for the fourth quarter and a record $113 million for the year, despite the lawsuit settlement costs of $40 million. After capital expenditures of $13 million for the quarter and $49 million for the year, we reduced our total debt outstanding by $10 million for the quarter and $50 million for the year.  This debt reduction combined with solid profitability lowered the ratio of long-term debt to total capitalization at the end of 2009 by 570 basis points to 40.5% from 46.2% at December 31, 2008.  The ratio of long-term debt to EBITDA as calculated under our credit agreement was 1.9 at the end of 2009, better than our forecast for the year.

“In addition to our continued profitability and strengthened financial position, we were pleased with the stability our business demonstrated over the course of 2009.  Despite the high national unemployment rate, we offset attrition and maintained or increased billed lives sequentially for each quarter of the year.  We renewed all four significant contracts up for renewal in 2009.  After declining on a comparable-quarter basis for the first quarter, the number of RFPs we received stabilized on a comparable-quarter basis for the last three quarters of the year.  This rebound in market activity was further augmented by a significant increase in unsolicited calls from existing or potential customers with regard to our capabilities.  Although we face continuing challenges in 2010 due to the uncertain economy, ongoing near double-digit unemployment and lack of clarity with regard to health care reform, the stabilization of our business during 2009 supports our outlook for increased earnings for 2010.

“Our outlook for 2010 and beyond is predicated on a number of industry trends and Company initiatives that we believe will be long-term growth drivers.  Among these are:

•
Increasing market interest in prevention and wellness.  Nearly 80% of our RFPs for 2009 required wellness and prevention services, either stand alone or integrated with chronic care services.  We also experienced substantial growth in our SilverSneakers® Fitness Program and entered our first major contract to make our fitness network available to millions of individuals in an existing customer’s commercial population.  In addition, we continue to believe that any ultimate version of health care reform will include a strong focus on wellness and prevention.

•
Successful introduction of expanded value proposition.  The signing of our first WholeHealth contract, with a Fortune 100 company, successfully introduced an order-of-magnitude increase in our value proposition.  Through this contract, we expect to deliver measurable and sustained improvements in health and well-being, while lowering medical costs and improving health-related productivity.  We expect the success of this solution will provide Healthways a significant competitive advantage.  We believe we stand alone in our ability to respond to employers’ demands for a healthier, more productive and less costly workforce, which is critical to their corporate performance.

•
Continuing demand for greater integration.  During 2009, approximately one-third of our RFPs were related to integrated services covering wellness, prevention and chronic care.  An increasing number of RFPs also focus on our ability to accomplish varying degrees of data integration. The substantial interest generated by the announcement of our first WholeHealth contract, which represents a new standard of comprehensive, integrated services and data management, substantiates our expectation that this trend will strengthen over time.  That expectation is further supported by the recent extension and expansion of our contract with Blue Cross Blue Shield of Massachusetts to provide our full suite of total population management services for their approximately 2 million members.  This agreement provides evidence that our solution and data integration capabilities are not just of interest to employers, but are resonating with our health plan customers and prospects as well.

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•
Increased ability to sustain engagement of individuals.  Healthways continued to enhance its long-term position as the industry’s leader in multi-behavior change solutions through the acquisition of HealthHonors.  This acquisition provides Healthways a unique, scientific basis for sustaining behavior change through highly individualized incentives that are both more effective and lower in cost.

•
International performance and expansion.  Our development work in countries around the world validates the potential we see for significant long-term growth in our international business.  From this work, we know that the focus on improving health outcomes and addressing escalating healthcare costs is as intense internationally as it is domestically.  During 2009, we expanded our international business with the launch of our first contract in Australia, the third country and continent in which we have expanded beyond the U.S.  As anticipated in our guidance for 2009, our international business reached break-even performance for the fourth quarter.”

Financial Guidance

Healthways today established its guidance for 2010 revenues in a range of $677 million to $718 million, which includes revenues from domestic operations in a range of $650 million to $685 million and from international operations in a range of $27 million to $33 million.  This guidance reflects the full-year impact of previously discussed renegotiated or terminated contracts that were in effect during all or part of 2009, as well as those that have an effective date in 2010. This impact is expected to be somewhat offset by the backlog from contracts awarded but not yet implemented at the end of 2009 totaling approximately $32 million in estimated annualized revenue at target performance.  Given the uncertain economic environment and consistent with the Company’s original guidance for 2009, the low end of revenue guidance for 2010 assumes no new unsigned business and no organic growth in billed lives.

COMPARISON OF COMPONENTS OF REVENUES FOR THE YEAR ENDING DECEMBER 31, 2010 (GUIDANCE) AND THE YEAR ENDED DECEMBER 31, 2009
(Dollars in millions)

	Twelve Months
	Ending	Ended
	Dec. 31, 2010	Dec. 31, 2009
	(Guidance)	(Actual)
Domestic	$650.0 – 685.0	$699.0
International	27.0 – 33.0	18.4
Total Company	$677.0 – 718.0	$717.4

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Healthways also established its guidance for 2010 net income per diluted share in a range of $1.05 to $1.18.  This 2010 guidance consists of a range for net income per diluted share from domestic operations of $1.05 to $1.15 and from international operations of $0.00 to $0.03.

The Company’s guidance for net income per diluted share for the first quarter of 2010 is in a range of $0.26 to $0.29.  Domestic operations are expected to produce net income per diluted share of $0.26 to $0.28 and international operations are expected to be in a range of $0.00 to $0.01.

COMPARISON OF COMPONENTS OF NET INCOME PER DILUTED SHARE
See pages 9 and 10 for a reconciliation of GAAP and non-GAAP results

	Twelve Months		Three Months
	Ending	Ended	Ending
	Dec. 31, 2010	Dec. 31, 2009	Mar. 31, 2010
	(Guidance)	(Actual)	(Guidance)
Domestic, excluding lawsuit settlement costs	$1.05 – 1.15	$1.15	$0.26 – 0.28
International	0.00 – 0.03	(0.11)	0.00 – 0.01
Adjusted net income per diluted share	1.05 – 1.18	1.04	0.26 – 0.29
Lawsuit settlement costs	-	(0.73)	-
Net income per diluted share	$1.05 – 1.18	$0.30 (1)	$0.26 – 0.29

(1) Figures do not add due to rounding.

Summary

Mr. Leedle concluded, “Despite the extraordinary challenges we faced during the year, we are encouraged by Healthways’ performance for 2009.  Although revenues and earnings declined for the year, we controlled costs and produced significant profits and record cash flow.  We continued to invest in our future through substantial capital expenditures, including a promising acquisition, while reducing our total debt and strengthening our financial position.

“We also continued to lay the foundations for future growth through tangible accomplishments, such as signing our first WholeHealth contract, launching our first contract in Australia and acquiring HealthHonors.  Our RFP volume stabilized during the last three quarters of the year and our pipeline of potential business from unsolicited calls increased.  As our guidance demonstrates, we view the continuing economic weakness and high unemployment with appropriate caution, but we expect to increase earnings for 2010.

“Longer-term, we are confident of Healthways’ sustainable growth potential.  We believe we are very well positioned to meet increasing market demand for comprehensive, integrated wellness, prevention and chronic care solutions.  As with the expansion of our value proposition through the introduction of WholeHealth, we have continued to differentiate Healthways competitively by expanding the ability of our solutions to improve well-being and reduce costs.  With market leading solutions capable of addressing a central problem for businesses, governments and consumers around the world, we expect to continue managing well through this period of economic weakness and to produce stronger growth as the economic cycle strengthens.”

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Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719-457-0820, code 1291248, and the replay will also be available on the Company’s web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations and involve a number of risks and uncertainties.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations.  In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that the following important factors, among others, may affect these forward-looking statements.  Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements.  The important factors include but are not limited to:

•	the Company’s ability to sign and implement new contracts;
•	the Company’s ability to accurately forecast performance in order to provide forward-looking guidance;
•	the Company’s ability to reach mutual agreement with the Centers for Medicare and Medicaid Services (CMS) with respect to the Company’s results under Phase I of Medicare Health Support;
•	the Company’s ability to accurately forecast the costs necessary to establish a presence in international markets;
•	the risks associated with foreign currency exchange rate fluctuations;
•	the Company’s ability to achieve estimated annualized revenue in backlog;
•	the ability of the Company’s customers to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance;
•	the risks associated with changes in macroeconomic conditions;
•	the Company’s ability to integrate acquired businesses or technologies into the Company’s business;
•
the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations;

•
the Company’s ability to obtain adequate financing to provide the capital that may be necessary to support the Company’s operations and to support or guarantee the Company’s performance under new contracts;

•	the impact of litigation involving the Company and/or its subsidiaries;
•
the impact of future state, federal, and international health care and other applicable legislation and regulations, including health care reform, on the Company’s ability to deliver its services and on the financial health of the Company’s customers and their willingness to purchase the Company’s services; and

•
other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update or revise any such forward-looking statements.

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About Healthways

Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs.  Healthways' solutions are designed to help healthy individuals stay healthy, mitigate and slow the progression of disease associated with family or lifestyle risk factors and promote the best possible health for those already affected by disease.  Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally.  Healthways also provides a national, fully accredited complementary and alternative Health Provider Network and a national Fitness Center Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system.  For more information, please visit www.healthways.com.

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HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$175,212	$185,272	$717,426	$746,704
Cost of services (exclusive of depreciation and amortization of $9,590, $8,872, $35,433, and $35,988, respectively, included below)	129,902	135,962	522,999	517,846
Selling, general & administrative expenses	16,485	22,236	71,535	77,393
Depreciation and amortization	13,134	12,173	49,289	49,986
Impairment loss	—	4,344	—	4,344
Restructuring and related charges	—	10,264	—	10,264

Operating income	15,691	293	73,603	86,871
Gain on sale of investment	—	—	(2,581)	—
Interest expense	3,626	5,037	15,717	20,565
Legal settlement and related costs	—	—	39,956	—

Income (loss) before income taxes	12,065	(4,744)	20,511	66,306
Income tax expense (benefit)	4,556	(1,657)	10,137	27,243

Net income (loss)	$7,509	$(3,087)	$10,374	$39,063

Earnings (loss) per share:
Basic	$0.22	$(0.09)	$0.31	$1.14

Diluted	$0.22	$(0.09)	$0.30	$1.10

Weighted average common shares
and equivalents:
Basic	33,819	33,619	33,730	34,259
Diluted (1)	34,758	33,619	34,359	35,508

(1) The assumed exercise of stock-based compensation awards for the three months ended December 31, 2008 was not considered because the impact would be anti-dilutive.

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Healthways, Inc.
Statistical Information
(Unaudited)

	December 31,	December 31,
	2009	2008
Operating Statistics
Domestic commercial available lives	196,700,000	195,000,000
Domestic commercial billed lives	36,000,000	32,900,000

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Healthways, Inc.
Reconciliation of Non-GAAP Measures to GAAP Measures
(Unaudited)

Reconciliation of Domestic EPS Excluding Lawsuit Settlement Costs and Reconciliation of Adjusted EPS to Diluted EPS, GAAP Basis

Twelve Months Ended
December 31, 2009
Domestic EPS excluding lawsuit settlement costs (1)	$1.15
International EPS (loss)	(0.11)
Adjusted EPS (2)	$1.04
EPS (loss) attributable to lawsuit settlement costs (3)	(0.73)
EPS, GAAP basis (4)	$0.30

(1) Domestic EPS excluding lawsuit settlement costs is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to lawsuit settlement costs from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider Domestic EPS excluding lawsuit settlement costs in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(2) Adjusted EPS is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to lawsuit settlement costs from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider Adjusted EPS in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(3) EPS (loss) attributable to lawsuit settlement costs consists of pre-tax charges of $40.0 million related to the Company’s settlement of a qui tam lawsuit.

(4) Figures do not add due to rounding.

Reconciliation of Domestic EPS Excluding Restructuring Initiative and Stock Option Tender Offer and Reconciliation of Adjusted EPS to Diluted EPS (Loss), GAAP Basis

	Three Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2008
Domestic EPS excluding restructuring initiative and stock option tender offer (5)	$0.41	$1.67
International EPS (loss)	(0.03)	(0.10)
Adjusted EPS (6)	$0.38	$1.57
EPS (loss) attributable to restructuring initiative and stock option tender offer (7)	(0.47)	(0.47)
EPS (loss), GAAP basis	$(0.09)	$1.10

(5) Domestic EPS excluding restructuring initiative and stock option tender offer is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to the restructuring initiative and stock option tender offer from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider Domestic EPS excluding restructuring initiative and stock option tender offer in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

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(6) Adjusted EPS is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to restructuring initiative and stock option tender offer from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider Adjusted EPS in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(7) EPS (loss) attributable to restructuring initiative and stock option tender offer consists of charges related to the Company’s restructuring initiative, which includes severance costs less employee equity forfeitures, costs related to capacity consolidation and the write-off of an intangible asset, as well as stock-based compensation costs related to a stock option tender offer completed on December 30, 2008.

Reconciliation of Domestic EPS Guidance Excluding Lawsuit Settlement Costs and Reconciliation of Adjusted EPS Guidance to Diluted EPS Guidance, GAAP Basis

Twelve Months Ending
December 31, 2009
Domestic EPS guidance excluding lawsuit settlement costs (8)	$1.13 – 1.15
International EPS (loss) guidance	(0.12) – (0.10)
Adjusted EPS guidance (9)	$1.01– 1.05
EPS (loss) attributable to lawsuit settlement costs (10)	(0.73)
EPS guidance, GAAP basis	$0.28 – 0.32

(8) Domestic EPS guidance excluding lawsuit settlement costs is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to lawsuit settlement costs from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider Domestic EPS guidance excluding lawsuit settlement costs in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(9) Adjusted EPS guidance is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to lawsuit settlement costs from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider Adjusted EPS guidance in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(10) EPS (loss) attributable to lawsuit settlement costs consists of pre-tax charges of $40.0 million related to the Company’s settlement of a qui tam lawsuit.

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HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	December 31,	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$2,356	$5,157
Accounts receivable, net	100,833	115,108
Prepaid expenses	10,433	13,479
Other current assets	4,945	3,810
Income taxes receivable	6,452	—
Deferred tax asset	24,197	30,488
Total current assets	149,216	168,042

Property and equipment:
Leasehold improvements	40,609	34,635
Computer equipment and related software	166,448	138,369
Furniture and office equipment	28,096	29,610
Capital projects in process	23,052	17,462
	258,205	220,076
Less accumulated depreciation	(134,046)	(108,635)
	124,159	111,441

Other assets	11,498	18,089

Customer contracts, net	29,343	32,715
Other intangible assets, net	71,704	68,207
Goodwill, net	496,446	484,596

Total assets	$882,366	$883,090

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HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2009	2008
Current liabilities:
Accounts payable	$29,171	$21,633
Accrued salaries and benefits	61,120	33,161
Accrued liabilities	25,004	26,294
Deferred revenue	4,639	6,904
Contract billings in excess of earned revenue	70,440	71,406
Income taxes payable	—	8,034
Current portion of long-term debt	2,192	2,035
Current portion of long-term liabilities	3,854	4,609
Total current liabilities	196,420	174,076

Long-term debt	254,345	304,372
Long-term deferred tax liability	14,617	8,073
Other long-term liabilities	39,707	39,533

Stockholders’ equity:
Preferred stock
$.001 par value, 5,000,000 shares
authorized, none outstanding	—	—
Common stock
$.001 par value, 120,000,000 shares authorized,
33,858,917 and 33,648,976 shares outstanding	34	34
Additional paid-in capital	222,472	213,461
Retained earnings	158,880	148,506
Accumulated other comprehensive loss	(4,109)	(4,965)
Total stockholders’ equity	377,277	357,036

Total liabilities and stockholders’ equity	$882,366	$883,090

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HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Twelve Months Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$10,374	$39,063
Adjustments to reconcile net income to net cash provided by
operating activities, net of business acquisitions:
Depreciation and amortization	49,289	49,986
Loss on impairment of intangible asset	—	4,344
Amortization of deferred loan costs	1,518	1,194
Gain on sale of investment	(2,581)	—
Loss on disposal of property and equipment	1,584	2,914
Share-based employee compensation expense	10,213	26,388
Excess tax benefits from share-based payment arrangements	(381)	(3,490)
Decrease (increase) in accounts receivable, net	14,352	(22,843)
Increase in other current assets	(1,972)	(2,395)
Increase in accounts payable	6,565	1,315
Increase in accrued salaries and benefits	27,899	12,349
(Decrease) increase in other current liabilities	(11,067)	4,602
Deferred income taxes	8,076	(21,860)
Other	3,141	9,594
Increase in other assets	(172)	(1,130)
Payments on other long-term liabilities	(3,970)	(2,602)
Net cash flows provided by operating activities	112,868	97,429

Cash flows from investing activities:
Acquisition of property and equipment	(49,110)	(72,885)
Sale of investment	11,626	—
Business acquisitions, net of cash acquired, and equity investments	(19,486)	(886)
Change in restricted cash	(538)	—
Other	(4,918)	(5,897)
Net cash flows used in investing activities	(62,426)	(79,668)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	405,400	142,287
Payments of long-term debt	(457,303)	(114,081)
Deferred loan costs	(784)	(290)
Exercise of stock options	727	3,696
Excess tax benefits from share-based payment arrangements	381	3,490
Repurchases of common stock	—	(94,208)
Repurchase of stock options	(736)	—
Change in outstanding checks and other	(1,113)	6,149
Net cash flows used in financing activities	(53,428)	(52,957)

Effect of exchange rate changes on cash	185	(162)

Net decrease in cash and cash equivalents	(2,801)	(35,358)

Cash and cash equivalents, beginning of period	5,157	40,515

Cash and cash equivalents, end of period	$2,356	$5,157

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